Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Avenue 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Acquires Assembléon in Accretive Transaction;
Expands Presence in Advanced Packaging, Automotive and Industrial Segments

SINGAPORE - Jan 12, 2015 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) ("Kulicke & Soffa", "K&S" or the "Company") today announced it has finalized the transaction to acquire a 100% equity stake of privately held Assembléon B.V. (Assembléon). The all-cash transaction, valued at approximately $98 million, closed on January 9, 2015.

Assembléon, based in Veldhoven, the Netherlands, is a leading technology solutions provider that offers assembly equipment, processes and services for the automotive, industrial, and advanced packaging markets. Assembléon’s calendar 2014 revenue is currently anticipated to be approximately $90 million.

Speed, accuracy and process improvements in backend semiconductor and advanced SMT equipment are converging to drive new and innovative solutions that address specific segments within the high-growth advanced packaging market. Each organization’s technical strengths are anticipated to enable further innovations within their complementary core markets and advanced packaging segments, such as system-in-packages, embedded die, package-on-package, wafer-level-packaging and fan-out-wafer-level packaging.

“We are extremely pleased to welcome Assembléon’s customers, supply chain partners and employees into the K&S family,” remarked Bruno Guilmart, Kulicke & Soffa’s President and Chief Executive Officer. “We continue to work towards a thoughtful integration process and look forward to sharing additional details over the coming months.”

Jeroen de Groot, Assembléon’s Chief Executive Officer, stated, “This is an exciting time for the industry as both organizations are collectively better positioned to provide leading and innovative solutions that address their respective core markets as well as the advanced packaging opportunity. Leveraging Kulicke & Soffa’s extensive sales, distribution and service network; strong customer relationships; and proven interconnect expertise all add value to our existing organization.”

About Assembléon
Assembléon B.V., originally part of Philips Electronics Netherlands, provides assembly equipment, processes and services for the backend semiconductor market. The Assembléon machines are designed for longevity, accuracy and reliability, a unique one machine solution that can combine accurate Flip Chip mounting with fast passive component placement. Being a pioneer in the industry, Assembléon has more than three decades’ experience in the industry and are acknowledged as true performance leaders. Based in Veldhoven, the Netherlands, Assembléon has an extensive global sales and support network. (www.assembleon.com)

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment.  As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades.  In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products.  Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Caution Concerning Forward-Looking Statements
The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including, but not limited to, those related to our acquisition of Assembléon B.V., including: the potential to not fully realize the benefits anticipated from the acquisition, or to not realize such benefits during the anticipated time frame, including as a result of a loss of customers and/or employees; the potential inability to successfully integrate Assembléon’s business with our business or the inability to complete such integration during the anticipated time frame; or the potential distraction of management time and attention. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended September 27, 2014, and subsequent reports filed from time to time with the Securities and Exchange Commission.

Contacts:
Kulicke & Soffa Industries, Inc.	Kulicke & Soffa Industries, Inc.
Sheila Frese	Joseph Elgindy
Public Relations	Investor Relations & Strategic Planning
P: +1-949-399-2930	P: +1-215-784-7518
F: +1-949-660-0444	F: +1-215-784-6180
sfrese@kns.com	jelgindy@kns.com